Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2011
FIRST QUARTER RESULTS
HOUSTON — FEBRUARY 1, 2011 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2011 first quarter ending December 31, 2010.
     Revenues for the first quarter of fiscal 2011 were $124.7 million compared to revenues of $135.9 million for the first quarter of fiscal 2010. Net income for the first quarter was $2.4 million, or $0.21 per diluted share, compared to net income of $9.6 million, or $0.83 per diluted share, in the first quarter of fiscal 2010.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “Our first quarter results reflect our expectations of a challenging environment in fiscal 2011. We are a backlog driven company, and both revenues and earnings were impacted by the relative size and competitive nature of our beginning backlog, which was at its lowest level since 2007. The orders that comprised that backlog were obtained in a very competitive market environment. We are pleased that orders and backlog have increased substantially from year-end levels, positioning us for stronger performance in the coming quarters.
     “We are encouraged by the increasing activity in the market and are certainly making the most of opportunities as they are presented to us, although we think it is too soon to know if our first quarter order activity represents a sustainable shift in market direction. We do believe that a great deal of pent-up demand exists and that we will participate in much of that business as new investment activity strengthens.”
     New orders placed during the first quarter of fiscal 2011 totaled $186 million compared to $106 million in the fourth quarter of fiscal 2010 and compared to $108 million in the first quarter of fiscal 2010. The Company’s backlog as of December 31, 2010 was $344 million compared to $282 million as of September 30, 2010 and compared to $342 million at the end of last year’s first quarter. A substantial single multi-million dollar project is included in current quarter orders and backlog.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
     Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2011 revenues to range between $475 million and $525 million and full year fiscal 2011 earnings to range between $1.25 and $1.75 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, February 2, 2011 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9725 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 9, 2011. To access the replay, dial 303-590-3030 using a passcode of 4403962#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	December 31,
	2010	2009
(In thousands, except per share data)	(Unaudited)
Revenues	$124,674	$135,916

Cost of goods sold	98,809	98,099

Gross profit	25,865	37,817

Selling, general and administrative expenses	20,928	21,779
Amortization of intangible assets	1,167	862

Operating income	3,770	15,176

Interest expense	114	182

Interest income	(45)	(42)

Income before income taxes	3,701	15,036

Income tax provision	1,269	5,291

Net income	2,432	9,745

Net income attributable to noncontrolling interest	—	(101)

Net income attributable to Powell Industries, Inc.	$2,432	$9,644

Net earnings per common share attributable to Powell Industries, Inc.:

Basic	$0.21	$0.84

Diluted	$0.21	$0.83

Weighted average shares:

Basic	11,640	11,476

Diluted	11,773	11,626

SELECTED FINANCIAL DATA:

Depreciation and amortization	$3,555	$2,872

Capital Expenditures	$763	$614

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2010	2010
(In thousands)	(Unaudited)
Assets:

Current assets	$301,691	$302,191

Property, plant and equipment (net)	61,994	63,676

Other assets	35,180	34,845

Total assets	$398,865	$400,712

Liabilities & equity:

Current liabilities	$109,410	$114,746

Long-term debt and capital lease obligations, net of current maturities	4,675	5,202

Deferred and other long-term liabilities	3,691	3,461

Stockholders’ equity	281,089	277,303

Total liabilities and stockholders’ equity	$398,865	$400,712

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended
	December 31,
	2010	2009
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$117,143	$128,129
Process Control Systems	7,531	7,787

Total revenues	$124,674	$135,916

Income before income taxes:

Electrical Power Products	$4,085	$13,848
Process Control Systems	(384)	1,188

Total income before income taxes	$3,701	$15,036

	December 31,	September 30,
	2010	2010
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$223,597	$230,111
Process Control Systems	9,186	9,617
Corporate	138,191	133,635

Total identifiable tangible assets	$370,974	$373,363

Backlog:

Electrical Power Products	$307,534	$245,433
Process Control Systems	36,535	36,870

Total backlog	$344,069	$282,303

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